EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

                                            Three months            Six months
                                            ended June 30          ended June 30
                                           1996       1995        1996        1995
                                           ----       ----        ----        ----
Calculation of common and
  common equivalent shares:

  Shares outstanding at beginning
    of the period                       1,057,000   1,051,000   1,054,000   1,051,000

  Weighted average number of shares
    issued during the period:

    Issuance of shares                                              2,000
                                        ---------   ---------   ---------   ---------
    Weighted average shares
    outstanding                         1,057,000   1,051,000   1,056,000   1,051,000

  Common equivalent shares if
    stock options were exercised           15,000                  14,000
                                        ---------   ---------   ---------   ---------
  Average number of common and common
    equivalent shares outstanding       1,072,000   1,051,000   1,070,000   1,051,000
                                        =========   =========   =========   =========
Calculation of earnings per share:

  Net income (loss)                      $472,000   ($137,000)   $836,000   ($118,000)

  Average number of common and common
    equivalent shares outstanding       1,072,000   1,051,000   1,070,000   1,051,000
                                        ---------   ---------   ---------   ---------
  Earnings (Loss) per common and
    common equivalent share                 $.44        ($.13)      $.78        ($.11)
                                            ====        =====       ====        =====

   Fully diluted earnings per share is equivalent to primary earnings per share as the period-end market price of common stock does not result in greater dilution.